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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into between Marsh Supermarkets, LLC, an Indiana limited liability company ("Company"), and Frank
J. Bryja, a resident of Muncie, Indiana ("Executive"), as of September 15, 2002 (the "Effective Date"). Company and Executive are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

        WHEREAS, Executive was employed by the Company and its affiliate, Marsh Supermarkets, Inc. ("Marsh") from 1965 to 2002; and

        WHEREAS, Executive resigned as an officer of the Company and Marsh and retired from employment with the Company and Marsh on March 30, 2002; and

        WHEREAS, Company desired the benefit of Executive's experience in and knowledge of retail food operations and merchandising and retained his consulting services after his retirement for a period of one (1) year pursuant to a certain Consulting Agreement, dated as of March 30, 2002 (the "Contract"); and

        WHEREAS, in lieu of his services as a consultant pursuant to the Contract, the Company desires to terminate the Contract and rehire Executive as President and Chief Operating Officer of the Company, and Executive is willing to terminate the Contract and serve the Company in such capacity on the following terms and conditions,

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

        1. EMPLOYMENT. Company hereby employs Executive and Executive hereby accepts employment with the Company upon the terms and conditions set forth herein. The Parties agree that the Contract is terminated as of the Effective Date.

        2. DUTIES AND RESPONSIBILITIES.

                2.1 Extent of Service. Executive shall, during the Term (hereinafter defined), devote his full time, attention, energies and business efforts to his duties as an executive of the Company as are necessary to carry out his duties specified in Section 2.2 below. Executive shall not, during the Term, engage in any other business activity if such business activity would impair in any material respect the Executive's ability to carry out his duties hereunder.

                2.2 Position and Duties. During the Term, Executive shall serve the Company as President and Chief Operating Officer and shall perform the services and functions relating to such office or otherwise reasonably incident to such office as may be designated from time to time by the Board of Managers of the Company (the "Board"), the Chairman of the Board or the President of Marsh.

        3. SALARY AND OTHER BENEFITS.

                3.1 Salary. As compensation for his services as President and Chief Operating Officer during the Term, Executive shall be paid an annual salary of not less than Three Hundred Fifteen Thousand and No/100 Dollars ($315,000.00) (the "Base Salary"), payable in accordance with the then current payroll policies of the Company, but in no event less frequently than once each fiscal period of the Company. The Base Salary may be increased by the Board of Managers of the Company (or the appropriate committee thereof) from time to time and shall be increased on the date of termination of employment as




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        provided in Section 3.3 below. The annual salary being paid to Executive hereunder at any given point of time is hereafter referred to as his "Base Salary".

                3.2 Other Benefits. During the Term, Executive shall be entitled to receive the following benefits in addition to his Base Salary:

                    (a) Executive shall be eligible to participate in all group benefit plans of the Company (including without limitation, disability, accident, medical, life insurance, optional life insurance, hospitalization, 401(k) and deferred compensation plans) generally available to other executives of the Company.

                    (b) Executive shall be entitled to reimbursement from the
              Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder.

                    (c) Executive shall be eligible to receive any discretionary incentive compensation award.

                    (d) Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence in accordance with the Company's established policy; provided, however, Executive shall be entitled to not less than four (4) weeks of vacation each year during the Term.

                    (e) Executive shall be eligible to participate in the Marsh
              Supermarkets, Inc. Supplemental Retirement Plan (the "SRP") and, after termination of his employment pursuant to this Agreement, to receive Lifetime Medical Benefits in accordance with the resolutions of the Board of Directors of Marsh ("Lifetime Medical Benefits"), and an amount equal to the sum of (i) the premium cost paid by Executive for a policy of term life insurance up to an aggregate amount $600,000 for coverage during the period commencing on the date of termination of employment pursuant to this Agreement and ending on February 13, 2004; and (ii) 40% of the amount by which the income to Executive annually by reason of the payment set forth in (i) above exceeds the amount of income imputed to Executive annually for term life insurance provided by the Company immediately prior to the date of termination of employment pursuant to this Agreement.

       3.3 SRP Benefit Enhancement. Notwithstanding anything to the contrary contained in this Agreement or the SRP, if Executive's employment is terminated under any circumstance other than for Cause or a voluntary resignation without Good Reason pursuant to 6.1(a) or Section 6.1(b) below, the Executive's Base Salary shall be increased on the date of termination such that the sum of the benefits which Executive (or Executive's spouse) will be entitled to receive (i) from the SRP, (ii) from the Employee's Pension Plan of Marsh Supermarkets, Inc. and subsidiaries ("Pension Plan"), (iii) from the Executive's Primary Social Security Benefit (as that term is defined in the Pension Plan), and (iv) from the actuarial equivalent of the benefit payable to the Executive from the Replacement Plan (as that term is defined in the SRP), such benefits being determined as of Executive's Normal Retirement Date (as that term is defined in the Pension Plan), but converted to actuarially equivalent benefits to Executive and Executive's spouse in the form of a joint and 100% survivor's annuity commencing the month following Executive's date of termination, shall equal $150,000 per year.

       4. TERM. The initial term of this Agreement shall be for a period commencing on the Effective Date and ending on March 29, 2003 (the "Initial Term"). Upon expiration of the Initial Term, the term of this Agreement shall automatically extend for additional successive periods of twenty eight (28) days each, unless either Party gives written notice, at least thirty (30) days in advance of the expiration of the then current Term, of such Party's intent not to extend the Term. The Initial Term and any successive term are herein referred to as the "Term").

       5. TERMINATION AND RESIGNATION. Company shall have the right to terminate Executive's employment hereunder at any time and for any reason. Upon any such termination by the Company, Executive shall be entitled to receive from the Company payment of the amount determined pursuant to the applicable




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subparagraph of Section 6 below. Executive shall have the right to terminate his employment hereunder at any time by resignation, and he shall thereupon be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable subparagraph of Section 6 below.

        6. PAYMENTS UPON TERMINATION AND RESIGNATION.

              6.1 Payments Upon Termination for Cause, Death, Disability or Voluntary Resignation. If during the Term (a) the Company at any time terminates Executive's employment pursuant to this Agreement for Cause,
       (b) Executive voluntarily resigns for any reason other than for Good Reason, or (c) Executive at any time dies or becomes disabled, then in each case Executive shall be entitled to receive only his accrued and unpaid Base Salary and any other accrued and unpaid benefits due Executive in accordance with Section 3.2 as of the date of termination plus reimbursement of expenses through the date of termination in accordance with Section 3.2(b); provided, however, that in the event of a termination under clause (b) or (c) of this Section 6.1, but not in the case of a termination for Cause under clause (a) of this Section 6.1, the date of termination shall be the later of (i) the actual date of termination or (ii) March 29, 2003.

              6.2 Payments Upon Termination Without Cause or Resignation for Good Reason. If the Company terminates Executive's employment pursuant to this Agreement without Cause or Executive resigns for Good Reason, then in each case Executive shall be entitled to receive (a) his accrued and unpaid Base Salary and any other accrued and unpaid benefits due Executive in accordance with Section 3.2 as of the date of termination plus reimbursement of expenses through the date of termination in accordance with Section 3.2(b), (b) the post termination benefits pursuant to Section 3.2(e), and (c) the enhanced SRP benefit pursuant to
       Section 3.3.

              6.3 Definition of "Cause". For purposes of this Agreement, termination by the Company of Executive's employment for "Cause" shall mean termination of the Executive's employment by the Board or the Chairman of the Board (including, only for purposes of subsection (c) below, acting in good faith, by written notice to Executive specifying the event(s) relied upon for such termination), due to (a) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers,
       (b) any breach of the Executive's fiduciary duties to the Company, (c) repeated failure to perform duties of the office held by Executive as reasonably directed by the Board or the Chairman of the Board, (d) gross negligence or willful misconduct with respect to the Company or any of its affiliates, or (e) any breach of Section 7 of this Agreement.

              6.4 Definition of "Good Reason". For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express written consent), which is not cured by the Company within thirty
       (30) days of receipt of written notice from Executive (such written notice to be received by the Company within thirty (30) days of the event giving rise to the notice): (a) a failure of the Company to fulfill its obligations under this Agreement in any material respect including any reduction of Base Salary or other compensation or benefits other than reductions applicable to other senior executives of the Company, or (b) a material change by the Company in the functions, duties or responsibilities of Executive's position.

       7. RESTRICTIVE COVENANTS.

              7.1 Covenants Against Competition. Executive acknowledges that (a) the business of the Company and its affiliates is the retail sale of food, general merchandise, prescription drugs, flowers and catering and food management services in various formats, and that the business of the Company and its affiliates will change from time to time as the Company and/or its affiliates expand their scope of services, expand their products or acquire additional affiliates (all of which are referred to collectively as the "Company Business"); and (b) Executive's work relating to Company Business will bring him into close contact with many confidential matters not readily available to the public.


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              7.2 Non-Compete. During the term of this Agreement and for a period of twelve (12) months following the termination of Executive's employment with the Company, whether Executive's employment terminates pursuant to the provisions of Section 5 of this Agreement or otherwise (collectively, the "Restricted Period"), Executive covenants and agrees that he will not, without the express approval of the Board or the Chairman of the Board, anywhere within a 10 mile radius of any facility owned or operated by the Company or any of its affiliates in the states of Indiana and Ohio, engage in any business directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, Executive, trustee, consultant or in any other relationship or capacity, if such business is competitive with the Company Business; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own one percent (1%) or more of the outstanding shares of any class of the securities of such entity.

              7.3 Trade Secrets; Confidential Information. Executive covenants and agrees that at all times during and after the Restricted Period, he shall keep the existence and the terms and conditions of this Agreement strictly confidential and shall keep secret and not disclose to others or appropriate to his own use or the use of others any trade secrets, or secret or confidential information or knowledge pertaining to the Company Business or the affairs of the Company or its affiliates, including without limitation trade know-how, trade secrets, consultant contracts, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects. Information shall not be deemed confidential or secret for purposes of this Agreement if it is generally known in the industry other than as a result of a breach by Executive.

              7.4 Property of the Company or its Affiliates.

                    (a) Without further consideration, Executive agrees to
              assign to the Company or its designee, Executive's entire right, title and interest in and to all concepts, ideas, inventions, intellectual or other proprietary rights (collectively the "Intellectual Property") that (i) relate to any of Executive's work during the period of Executive's employment with the Company;
              (ii) pertain to any present or anticipated business activity of the Company; or (iii) are aided by the use of time, equipment, supplies, facilities or information of the Company.

                    (b) Executive agrees that any Intellectual Property created by Executive under this Agreement are "works made for hire" within the meaning of the United States Copyright Act. To the extent that any Intellectual Property does not qualify as "works made for hire," this Agreement will constitute an irrevocable assignment by Executive to the Company of such Intellectual Property. During and after the term of this Agreement, Executive agrees to assist the Company, at its expense, in obtaining and enforcing the full benefits, rights and title in the Intellectual Property and proprietary rights assigned to the Company in this Section 7.4.

                    (c) All memoranda, notes, lists, records and other documents
              (and all copies thereof) made by Executive or made available to Executive during his employment is the exclusive property of the Company and shall be delivered by Executive to the Company promptly upon the termination of Executive's employment.

              7.5 Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 7.1 through 7.4 of this Agreement (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company: (a) the right and remedy to have any of the Restrictive Covenants specifically enforced by any court having jurisdiction, it being hereby acknowledged and agreed by Executive that any such breach or threatened breach will cause irreparable



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       injury to the Company and that money damages will not provide an adequate remedy to the Company; and (b) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay over such benefits to the Company.

              7.6 Severability of Restrictive Covenants. Executive agrees that the Company may enforce the Restrictive Covenants to the broadest extent possible. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions, or in all jurisdictions, because it conflicts with any provisions of any constitution, statute, rule or public policy, or for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatever. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

       8. NOTICE. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person, by facsimile or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a Party may specify by notice pursuant to this provision):

              8.1   To the Company:

                    Marsh Supermarkets, LLC
                    9800 Crosspoint Boulevard
                    Indianapolis, Indiana  46256-3350
                    Attention:  Corporate Secretary

              8.2   To Executive:

                    Frank J. Bryja
                    212 North Bayberry Lane
                    Muncie, Indiana 47304-9319

       9. GOVERNING LAW; TRADE SECRETS; VENUE; ARBITRATION. The execution, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Indiana. The parties intend the provisions of this Agreement to supplement, but not displace, their respective rights and responsibilities under the Indiana Trade Secrets Act, Ind. Code ss. 24-2-3-1 et seq., as amended. The parties to this Agreement irrevocably consent to the exclusive jurisdiction and venue of the courts of the State of Indiana, located in Hamilton County, and the United States District Court for the Southern District of Indiana with respect to any and all actions relate this Agreement or the enforcement of this Agreement and the parties to this Agreement hereby irrevocably waive any and all objections thereto.

       10. ADDITIONAL INSTRUMENTS. The Parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

       11. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement contains the entire agreement of the Parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or



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written, between the Parties with respect to the subject matter hereof, including the Contract, which is hereby terminated as of the Effective Date. This Agreement may be changed only by an agreement in writing signed by both Parties.

       12. SEVERABILITY. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of or decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

       13. ASSIGNMENTS. Company may assign (whether by operation of law or otherwise) this Agreement only with the written consent of Executive, which consent shall not be withheld unreasonably, and in the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against the Company's successors and assigns. The rights and obligations of Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

       14. EFFECT OF AGREEMENT. Subject to the provisions of Section 13 with respect to assignments, this Agreement shall be binding upon Executive and his heirs, executors, administrators, legal representatives and assigns and upon the Company and its respective successors and assigns.

       15 EXECUTION. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

       16. WAIVER OF BREACH. The waiver by either Party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such Party of any subsequent or similar breach by such other Party.

       17. JOINT DRAFTING. This Agreement shall be deemed to have been drafted jointly by the Parties and in the event of any ambiguity in this Agreement, the same shall not be construed against either party.

       IN WITNESS WHEREOF, the Parties have executed this Agreement on and caused the same to be duly delivered on their behalf as of the day and year first written above.

       MARSH SUPERMARKETS, LLC

       By: /s/ Don E. Marsh                            /s/ Frank J. Bryja
           -----------------------------------    ------------------------------
           Don E. Marsh, Chairman of the Board            FRANK J. BRYJA
           and Chief Executive Officer

       Attest:      /s/ P. Lawrence Butt
               ------------------------------
                P. Lawrence Butt, Secretary